Mail Stop 0407

      						December 14, 2004


Via U.S. Mail and Fax (81 3 5201 7114)


Mr. Seiji Emani,
General Manager of Finance and Accounting Department and
  Chief Financial Officer
TDK Kabushiki Kaisha
13-1, Nihonbashi 1-chome, Chuo-ku,
Tokyo 103-8272, Japan

	RE:  	TDK Corporation
		Form 20-F for the fiscal year ended March 31, 2004
      Filed August 10, 2004
		File No. 1-8346

Dear Mr. Emani:

	We have completed our review of your Form 20-F and do not, at this time, have any further comments.



      Sincerely,



							Larry Spirgel
							Assistant Director